FOR IMMEDIATE RELEASE

CONTACT
Nigel Ekern
Chief Administrative Officer
Net Perceptions, Inc.
(203) 428-2040
nekern@kanders.com

Net Perceptions, Inc. Announces Second Quarter 2006 Results

STAMFORD, CONNECTICUT — August 8, 2006 — Net Perceptions, Inc. (OTC:NETP.PK) today announced financial results for the quarter ended June 30, 2006. Net Perceptions reported $1,000 in royalty revenues for the second quarter of 2006 compared to $32,000 during the comparable period of 2005. Total revenue for the six months ended June 30, 2006 was $20,000 compared to $43,000 for the same period of 2005. Net loss for the second quarter of 2006 was $164,000 or $0.01 per diluted share compared to net income of $61,000 or $0.00 per diluted share during the same period of 2005. Net loss for the six months ended June 30, 2006 was $103,000 or $0.01 per share compared to net income of $320,000 or $0.01 per share for the same period in 2005.

As of June 30, 2006, Net Perceptions’ cash and cash equivalents and marketable securities were $14.6 million (or $0.50 gross cash per share) compared to $14.9 million as of December 31, 2005. Gross cash per share at June 30, 2006 equals cash and cash equivalents and marketable securities of $14.6 million divided by 29.1 million common shares outstanding. Net Perceptions has provided this Non-GAAP measure because it believes that it is useful to investors assessing the extent of Net Perceptions’ assets available for redeployment. Net Perceptions is unaware of any comparable GAAP measure.

Net Perceptions estimates that it has available federal net operating loss carry-forwards of approximately $121.1 million and research and development credit carry-forwards of approximately $151,000 which expire in varying amounts beginning in the year 2011, to the extent not limited under Section 382 of the Internal Revenue Code.

Nigel Ekern, Net Perceptions’ Chief Administrative Officer stated, “We continue our efforts to identify and evaluate suitable acquisition and merger opportunities as part of our strategy to redeploy our cash and utilize our NOL’s, to the extent available.”

Net Perceptions does not currently intend to hold conference calls to discuss quarterly earnings releases unless and until it consummates an acquisition in connection with its redeployment strategy. At such time, management plans to resume holding quarterly conference calls to review earnings and Net Perceptions’ operating performance.

Net Perceptions, formerly a provider of software business solutions, is seeking to redeploy its assets and use its cash and cash equivalent assets and marketable securities to enhance stockholder value.
______________

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act of 1934. Information in this release includes Net Perceptions’ beliefs, expectations, intentions and strategies regarding Net Perceptions, its future and its products and services. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including our inability to execute successfully our planned effort to redeploy our assets to enhance stockholder value and the unavailability of our net operating loss carry forward. Net Perceptions cannot guarantee its future performance. All forward-looking statements contained in this release are based on information available to Net Perceptions as of the date of this release and Net Perceptions assumes no obligation to update the forward-looking statements contained herein.

For further information regarding the risks and uncertainties in connection with Net Perceptions’ business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Factors That May Affect Our Future Results” sections of Net Perceptions’ filings with the Securities and Exchange Commission, including but not limited to, its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at our web site at http://www.netperceptions.com or the SEC’s web site at http://www.sec.gov.

NET PERCEPTIONS, INC.

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$2,804	$203
Marketable securities	11,784	14,659
Prepaid expenses and other current assets	132	123
Total current assets	14,720	14,985

Other assets	225	210
Total assets	$14,945	$15,195

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable & accrued liabilities	98	267
Total current liabilities	98	267

Accrued interest payable	113	87
Note payable	2,533	2,533
Total liabilities	2,744	2,887

Commitments and contingencies

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	234,288	234,400
Unearned stock compensation	--	(108)
Accumulated other comprehensive loss	(4)	(4)
Accumulated deficit	(222,085)	(221,982)
Total stockholders’ equity	12,201	12,308
Total liabilities and stockholders’ equity	$14,945	$15,195

NET PERCEPTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues:
Product	$--	$--	$--	$--
Service, maintenance and royalties	1	32	20	43
Total revenues	1	32	20	43
Cost of revenues:
Service and maintenance	--	--	--	--
Total cost of revenues	--	--	--	--

Gross margin	1	32	20	43

Operating expenses:
Research and development	--	--	--	--
General and administrative	261	109	349	169
Gain on sale of patents	--	--	--	--
Gain on litigation settlement	--	--	--	(229)
Transaction expenses	50	--	50	--
Total operating expenses	311	109	399	(60)

Operating income (loss)	(310)	(77)	(379)	103

Other income (expense):
Interest income	176	104	335	187
Interest expense	(13)	(15)	(26)	(42)
Other income (expense)	(17)	49	(33)	72
Total other income (expense), net	146	138	276	217
Net income (loss)	$(164)	$61	$(103)	$320
Net income (loss) per share:
Basic	$(0.01)	$0.00	$(0.00)	$0.01
Diluted	$(0.01)	$0.00	$(0.00)	$0.01

Shares used in computing basic and diluted net income (loss) per share:
Basic	29,060	28,918	29,026	28,355
Diluted	29,060	29,217	29,026	29,195

NET PERCEPTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2006	2005

Cash flows from operating activities:
Net income (loss)	$(103)	$320
Reconciliation of net income (loss) to net cash (used in) provided by operating activities:
Amortization of debt issuance costs	15	14
Amortization of discount on debt	--	16
Stock-based compensation	52	36
Amortization of discounts on investments, net	(260)	(7)
Changes in assets and liabilities:
Prepaid expenses and other current assets	(9)	(118)
Accounts payable and accrued liabilities	(199)	(50)
Other assets	(30)	--
Net cash (used in) provided by operating activities	(534)	211

Cash flows from investing activities:
Proceeds from maturity of marketable securities	17,550	--
Purchase of marketable securities	(14,415)	(2,998)
Net cash provided by (used in) investing activities	3,135	(2,998)

Net increase (decrease) in cash and cash equivalents	2,601	(2,787)
Cash and cash equivalents at beginning of period	203	14,444
Cash and cash equivalents at end of period	$2,804	$11,657
SUPPLEMENTAL DISCLOSURE:
Deferred compensation	$51	$35
Restricted stock	$(56)	$50
Cash paid for taxes	$64	$3